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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                      FORM N-8A

             NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                        OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name: Select Ten Plus Division of Separate Account II of National Integrity Life Insurance Company

Address of Principal Business Office:  515 West Market Street, Louisville, KY
40202

Telephone Number (including area code):  (502) 582-7900

Name and address of agent for service of process:

                                   Kevin L. Howard
                      National Integrity Life Insurance Company
                                515 West Market Street
                                 Louisville, KY 40202

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES[X]  NO[ ]
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                                      SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, National Integrity Life Insurance Company has caused this notification of registration to be duly signed on behalf of the Registrant in the city of Louisville and state of Kentucky on the 6th day of March, 1998.

[SEAL]                                 Select Ten Plus Division of
                                       Separate Account II of
                                       National Integrity Life Insurance Company
                                            (Name of Registrant)

                                   By: National Integrity Life Insurance Company


                                   By:  /s/  Kevin L. Howard
                                      -------------------------------------
                                   (Name of director, trustee or officer
                                   signing on behalf of Registrant)


Attest:   /s/  Cara M. Page
       -----------------------------
                (Name)

          Assistant Secretary
       -----------------------------
              (Title)